                                                                   Exhibit 10.63

JAMES IDE

                                                                 412 CUMNOCK RD.
                                                             INVERNESS, IL 60067

Pliant Corporation
1475 Woodfield Dr.
Schaumburg, IL 60173

                                                                January 26, 2005

As we discussed, I have elected to resign my employment at Pliant to pursue other interests. I have appreciated the opportunity to work at Pliant.

Following is how I understand we will proceed with my termination:

- I will remain working at Pliant through the month of February (unless I am asked to leave sooner). I will keep Pliant's best interest in mind, and do what I can to minimize disruption and ensure a smooth and positive transition.

- I will receive the $70,000 bonus for 2004 which was guaranteed in my offer letter.

- We will mutually agree on wording for the internal announcement and external press release insofar as they relate to me or my reasons for resigning (which are indicated above).

- In the event I am asked about Pliant or why I resigned, I will indicate that my experience with the company, senior management and Board were positive, that I believe the turnaround is well under way, and that I left the company solely to pursue other interests which were a better fit to my long term personal goals. In the event of reference inquires, Pliant agrees to refer to the following accomplishments: upgrading the external reports (10-Q) and earnings disclosure; recognizing the liquidity implications of increasing resin costs and obtaining a bank amendment for an additional $25 million; leading a financial reporting system upgrade (Hyperion); bringing in three team members whom I'd worked with before; and leading the effort to maintain trade credit with Dow and Exxon.

- I will attempt to complete the 2005 Business Plan process on a best efforts basis

Please countersign below if you agree with this handling.


Sincerely,

/s/ Jim Ide
Jim Ide


          Pliant Corporation, by   /s/ Harold Bevis
                                 -------------------------------